UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
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Date of Report (Date of earliest event reported): July 19, 2013

Commission file number: 0-22773

NETSOL TECHNOLOGIES, INC.
(Exact name of small business issuer as specified in its charter)

NEVADA	95-4627685
(State or other Jurisdiction of	(I.R.S. Employer NO.)
Incorporation or Organization)

24025 Calabasas Road, Suite 410, Calabasas, CA 91302
(Address of principal executive offices) (Zip Code)

(818) 222-9195 / (818) 222-9197
(Issuer's telephone/facsimile numbers, including area code)

Item 5.07  Submission of Matters to a Vote of Security Holders.

On July 17, 2013, NetSol Technologies, Inc. (the "Company") convened its annual meeting of shareholders.  The following 4 proposals were submitted to a vote of security holders.  Of the total issued and outstanding shares as of May 29, 2013, the record date, 84.54% or 7,549,664 shares voted in this election.  Broker non-votes, which are voted in the ratification of appointment of auditors, are present for purposes of establishing a quorum, but are not considered voted in other proposals.

1.  Election of Directors

The following persons were elected directors of the Company to hold office until the next Annual General Meeting of the Shareholders.  A total of 4,387,570 shares of common stock cast votes.  The following sets forth the tabulation of the shares voted for each director:

Director	For	Withhold	% of Total Voted For
Najeeb Ghauri	4,056,824	353,826	91.98%
Naeem Ghauri	4,052,003	358,647	91.87%
Salim Ghauri	3,848,377	562,273	87.25%
Shahid Burki	3,414,276	973,294	77.93%
Eugen Beckert	3,417,426	970,144	78.00%
Mark Caton	3,407,450	980,120	77.78%
Jeffrey Bilbrey	4,228,786	158,784	96.40%

2.  Ratification of Appointment of Auditors

Kabani & Company Inc. was appointed as Auditors for the Company for the fiscal year ended June 30, 2013.  The following sets forth the tabulation of the shares voting for this matter.

Total Shares Voted	For	Against	Abstain	% of Total Voted in Favor
7,549,664	7,304,642	207,818	37,204	96.75%

3.  2013 Equity Incentive Plan

The shareholders approved the adoption of the Company’s 2013 Equity Incentive Plan.  The following sets forth the tabulation of the shares voting in connection with this proposal:

Total Shares Voted	For	Against	Abstain	% of Total Voted in Favor
4,410,650	2,928,189	1,454,118	28,343	66.38%

4. To approve on an advisory basis the named executive officer compensation in this Proxy Statement:

The shareholders approved on an advisory basis the named executive officer compensation   The following sets forth the tabulation of the shares voting in connection with this proposal:

Total Shares Voted	For	Against	Abstain	% of Total Voted in Favor
4,387,540	4,055,732	322,808	32,110	91.91%

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NETSOL TECHNOLOGIES, INC.

Date:           July 19, 2013                                              /s/Najeeb Ghauri
NAJEEB GHAURI
Chief Executive Officer

Date:           July 19, 2013                                             /s/ Boo Ali Siddiqui
BOO ALI SIDDIQUI
Chief Financial Officer